SECURITIES AND EXCHANGE COMMISSION

     Washington, D.C. 20549




     FORM 8-K

     CURRENT REPORT



     Pursuant to Section 13 or 15(d) of the
     Securities Exchange Act of 1934


     Date of Report (Date of earliest event reported)
January 15, 1998 (December 31, 1997)




     COASTAL PHYSICIAN GROUP, INC.
     (Exact name of registrant
     as specified in its charter)

     Delaware                                           001-
13460                        56-1379244

(State or other jurisdiction
(Commission                                 (IRS Employer
  of incorporation)                 File Number)
Identification No.)




     2828 Croasdaile Drive, Durham, North Carolina  27705
     (Address of principal executive offices)

     Registrant's telephone number, including area code
(919) 383-0355




ITEM 5. - OTHER EVENTS

I. On December 31, 1997, Coastal Physician Group, Inc. (the "Company") and certain subsidiaries of the Company closed on a transaction pursuant to which the Company sold to Scott Medical Group LLC ("Scott Medical") the following assets:
(i) all of the issued and outstanding stock of Integrated Provider Networks, Inc., a North Carolina corporation ("IPN") which provides practice and physician management services to professional corporations; (ii) all of the issued and outstanding stock of Practice Solutions, Inc., a North Carolina corporation ("PSI") which provides billing services to freestanding physician practices and clinics, including those under management by IPN; (iii) all of the issued and outstanding stock of Sunlife OB-GYN Services of Broward County, Inc., a Florida corporation ("Sunlife");
(iv) substantially all of the assets of Ft. Lauderdale Perinatal Associates, which operates two physician clinics located in Plantation, Florida and Fort Lauderdale, Florida, and Physician Access Center, which operates a clinic in San Francisco, California (collectively the "Clinics"); and (v) certain accounts receivable of Sunlife (the "Sunlife Receivables") which had previously been sold to NPF-XI, Inc. pursuant to a series of receivables securitizations and other financing arrangements between the Company and subsidiaries of National Century Financial Enterprises, Inc. Scott Medical is a privately held limited liability company which is controlled by Steven M. Scott, M.D., the Chairman and Chief Executive Officer of the Company. The December 31, 1997 transactions were adjusted between the parties so as to be effective as of November 1, 1997. The purchase price was $10,100,000, paid $5,000,000 in cash at the closing with the balance paid with a short term promissory note in the principal amount of $5,100,000, which note has been paid in full. The purchase price is subject to adjustment (either higher or lower) if: (i) the liabilities of IPN (including Prim Med, Inc., its wholly owned subsidiary) and PSI varies from the liabilities as shown on their September 30, 1997 balance sheets; and (ii) the actual collections of the outstanding accounts receivable of IPN, Prim Med, Inc. and the professional corporations under management by IPN varies five percent from the value of said receivables as agreed upon by the parties.

In addition, Scott Medical gave a promissory note (the
"Receivables Purchase Note") as the consideration for Scott
Medical's purchase of the Sunlife Receivables. The principal amount of the Receivables Purchase Note is $1,000,727, the book value of the Sunlife Receivables. The
Receivables Purchase Note is subject to adjustment if the actual collections with respect to the Sunlife Receivables varies five percent from the principal amount of the Receivables Purchase Note. The Receivables Purchase Note bears interest at the applicable federal rate, payable quarterly, with all principal and accrued but unpaid interest payable in full on October 31, 1998.

Effective May 31, 1997, the Company has sold certain assets related to seven primary care clinics operated by the Company to Scott Medical. Subsequent to that sale of assets, IPN and PSI provided billing services and some management services to the seven clinics for Scott Medical. Since the May 31, 1997 closing, IPN has advanced certain expenses for the benefit of Scott Medical with respect to these clinics so that the net owed to Coastal by Scott Medical is $1,560,283. The amount owed by Scott Medical pursuant to the purchase of the May clinics is subject to final verification by both parties. As part of the December 31, 1997 closing, Scott Medical has assumed all of the obligations of a lease from a subsidiary of the Company at 3000 Croasdaile Drive, Durham, North Carolina. The landlord at 3000 Croasdaile Drive is Chateau Limited Liability Company ("Chateau"), a privately held limited liability company which is controlled by Steven M. Scott, M.D. The estimated balance of the gross lease payments that were due under the Chateau lease after October 31, 1997 is $2,778,056. The parties negotiated a release fee for the Chateau lease of $750,000. This amount will be credited against the amount Scott Medical owes the Company relating to the purchase of the clinics in May of 1997, such that the net amount owed to the Company and/or affiliates by Scott Medical is $810,283. At the closing of the December 31, 1997 transaction, Scott Medical delivered a promissory note in the principal amount of $810,283 payable to an affiliate of the Company bearing interest at the applicable federal rate with interest payable quarterly and the entire balance due in one (1) year.

The Company will obtain for a period of twelve (12) months from the December 31, 1997 closing a call option (the "Call Option") on the assets sold whereby the Company or an affiliate may repurchase from Scott Medical the entirety (but not less than the entirety) of the assets purchased on December 31, 1997 by Scott Medical. If the Company exercises the Call Option, the Company will pay Scott Medical a purchase price equal to Scott Medical's investment in the assets with a twelve percent (12%) annualized return. If, during the twelve (12) month period the Call Option is in effect, Scott Medical receives a bona fide offer to purchase the assets from a third party purchaser other than the Company, Scott Medical shall notify the Company of such offer and the Company shall have thirty (30) days from such notification which to determine whether to exercise its Call Option. If the third party offer is for a purchase price less than the purchase price computed pursuant to the Call Option or upon more favorable terms than the Call Option, the Company shall have the right to exercise its Call Option, but upon the more favorable terms and conditions of the third party offer. During the Call Option period, the Company shall have the right to market the assets subject to the Call Option to potential third party purchasers.

As part of the December 31, 1997 transaction, the Company and its subsidiaries agreed that they would not provide Comprehensive Services (as defined below) to physicians and clinic practices, whether primary or specialty care practices and whether free-standing or hospital-based in the locations and during the time periods set forth in the Restricted Periods (as defined below); provided, however, nothing in the non-compete would impair the Company's right or ability (i) to exercise the Call Option or (ii) to continue to provide Comprehensive Services to any medical practice which is currently receiving services from the Company. For purposes of the non-compete, "Comprehensive Services" shall mean owning, managing, operating or otherwise providing physician management services (i) which involve as a principal component of such owning, managing, operating or providing services the provision of site-based medical support personnel, site-based administrative support personnel, medical and office supplies, inventory and facilities, or (ii) pursuant to which the Company or its subsidiaries shall undertake substantial responsibility for the overall operation of the medical practice. For the purposes of the non-compete, the "Restricted Period" shall mean (i) with respect to the counties of Wake, Durham and Orange, North Carolina and with respect to any area within a fifty (50) mile radius of any Clinic or within a fifty (50) mile radius of any medical practice owned by IPN or Sunlife on the closing date, a period of two (2) years from the closing date and thereafter until the Company terminates the Restricted Period at any time following the second anniversary of the closing date by giving ninety (90) days prior written notice to Scott Medical; and (ii) with respect to the rest of the United States, a period of one (1) year from the closing date, provided that the Company may, with one hundred eighty (180) days prior written notice, terminate the Restricted Period with respect to the rest of the United States prior to the first anniversary of the closing date.

In order to facilitate the December 31, 1997 purchase by Scott Medical, the Company also entered into a partial release of the non-compete agreements pursuant to the Employment Agreement between Steven M. Scott, M.D. and the
Company.  The release allows Scott Medical and any other
Scott entity to own, manage, operate or otherwise provide physician practice and management services to physician and clinic practices.

The Company had received prior expressions of interest from third parties regarding the purchase of IPN, a substantial portion of the assets sold in the December 31, 1997 transaction. The sale of IPN to Scott Medical was on financial terms comparable to these third party offers. The
Company was able to sell IPN to Scott Medical without the possibility of disruption of the clinics managed by IPN, which was a concern in any possible sale to other parties.
The Company received a fairness opinion relating to the financial aspects of the December 31, 1997 transaction.

II.  Effective January 18, 1998, Jacques J. Sokolov, M.D.
("Sokolov") resigned as a member of the Board of Directors and as an officer of the Company, pursuant to a letter to the Company dated January 18, 1998. Sokolov indicated in a letter to the Company that he was resigning due to the fact that he would be commencing an arbitration against the Company related to his employment agreement.


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              COASTAL PHYSICIAN GROUP, INC.




                              By:
____________________________________
Dated:  January ____, 1998              Name:
_________________________________
                              Title:
__________________________________

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